                                                                      Exhibit 12

              American General Finance, Inc. and Subsidiaries
             Computation of Ratio of Earnings to Fixed Charges



                                        Years Ended December 31,
                         2004        2003         2002        2001         2000
                                         (dollars in thousands)
Earnings:
  Income before
    provision for
    income taxes       $  693,671  $  575,408  $  492,168  $  356,518  $  328,624
  Interest expense        636,304     546,716     559,291     635,483     694,251
  Implicit interest
    in rents               18,040      17,913      17,160      16,464      15,955

Total earnings         $1,348,015  $1,140,037  $1,068,619  $1,008,465  $1,038,830


Fixed Charges:
  Interest expense     $  636,304  $  546,716  $  559,291  $  635,483  $  694,251
  Implicit interest
    in rents               18,040      17,913      17,160      16,464      15,955

Total fixed charges    $  654,344  $  564,629  $  576,451  $  651,947  $  710,206


Ratio of earnings to
  fixed charges              2.06        2.02        1.85        1.55        1.46